Exhibit 4.5

SECOND AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS SECOND AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 19th day of November, 2002, by Publix Super Markets, Inc. (the “Company”), and is effective as of such date except as provided hereafter.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Plan further in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.2 of the Plan is amended by adding the following sentence at the end thereof (such amendment being a clarification and expression of current understanding):

Also not in limitation, but in amplification of the foregoing, the Administrator shall have the power and discretion to adopt and implement rules for the purpose of helping Participants and other interested parties to comply with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and any regulations issued thereunder.

2. Section 9.1(a)(2)(B) of the Plan is amended, effective January 1, 2003, to read as follows:

(B) in any other case, approximately five years from the date of the Participant’s death, but in no event later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

3. Article IX of the Plan is further amended by adding the following as a new section 9.8 thereto.

9.8 Qualified Domestic Relations Order. An alternate payee who is entitled to benefits pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code shall be entitled to receive payment of such benefits at the time specified in such order, whether or not the Participant has attained his earliest retirement age (within the meaning of Section 414(p)(4)(B) of the Code). Payment shall be made pursuant to such an order, to the extent provided therein, as soon as practicable after the Plan Administrator has determined the order to be a Qualified Domestic Relations Order.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed this 19th day of November, 2002 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ John A. Attaway, Jr.	By:	/s/ William E. Crenshaw
	John A. Attaway, Jr., Secretary		William E. Crenshaw, President

“COMPANY”

2.